中参字[2013] 061801 号	签发人：刘长祯

June  25, 2013

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F. Street, N.E.
Washington, D.C. 20549
Attn: Tiffany Piland

Re:	China Ginseng Holdings, Inc.
Form 10-Q for Fiscal Year Ended June 30, 2012
Filed October 4, 2012
Form 10-Q for Quarter Ended December 31, 2012
Filed February 14, 2013
Form 10-Q for Quarter Ended March 31, 2013
Filed May 20, 2013
File No. 000-54072

Dear Ms. Piland,

This letter is provided in response to your letter dated June 12, 2013 regarding the above-referenced filings of our client, China Ginseng Holdings, Inc. (the “Company”).  We hereby acknowledge the following:

●	We are responsible for the adequacy and accuracy of the disclosure in our filing;
●	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and
●	We may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States

/s/ Changzhen Liu
Changzhen Liu
Principal Executive Officer